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                                             Exhibit B


                      LETTER OF UNDERTAKING

Dated November 1, 1995

     In connection with Merrill Lynch, Pierce, Fenner & Smith
Incorporated ("MLPF&S") (i) opening a CMA Account and Investment
Credit Line for the undersigned JRS Properties L.P., an Idaho limited partnership (the "Partnership") . . .

     1. Covenants of the Partnership. The Partnership hereby covenants as follows:

 . . .

          (e) Sales of Assets. The Partnership will not sell, transfer, or otherwise dispose of or encumber any of its assets without the prior written consent of MLPF&S.

 . . .